UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curacao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Emily Buxton

On January 7, 2013, Orthofix International N.V. (the “Company”) , through its subsidiary Orthofix Inc., entered into an employment agreement with Emily Buston, the Company’s current Interim Chief Financial Officer and Chief Financial Officer, Orthopedic Global Business Unit. The following description of the employment agreement is a summary of material terms, and is qualified in its entirety by the text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The employment agreement is for an initial term that lasts though July 1, 2014, with automatic one-year renewals commencing on July 1, 2014 and on each July 1 thereafter, unless either party notifies the other party of its intention not to renew the agreement at least ninety (90) days prior to the next July 1 renewal date. The agreement further provides that if a change of control (as that term is defined in the agreement) occurs during the initial term or during any renewal term, the agreement will automatically be extended for two years from the change of control date.

The agreement provides that Ms. Buxton will serve as the Company’s Interim Chief Financial Officer and Chief Financial Officer, Orthopedic Global Business Unit, or in such other position as determined by the Company in the future. Ms. Buxton will receive a base salary during the term of no less than $296,000 per year. This base salary level may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other senior executives that does not disproportionately affect Ms. Buxton and does not reduce her base salary to a rate that is less than 90% of her then-current base salary amount. She will have a target bonus under the Company’s Annual Incentive Plan of at least 40% of her then-applicable base salary. In addition, she will receive a one-time promotion bonus of $50,000 payable on the date that she ceases to be the Company’s Interim Chief Financial Officer (either because she is promoted to Chief Financial Officer of the Company on a non-interim basis, or because another person is appointed as Chief Financial Officer of the Company).

Under the agreement, Ms. Buxton’s employment may be terminated as follows: (i) by mutual written agreement of Orthofix Inc. and Ms. Buxton; (ii) by Orthofix Inc. in the event Ms. Buxton incurs a disability (as that term is defined in the agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months; (iii) by Ms. Buxton for “good reason” (as that term is defined in the agreement); (iv) by Orthofix Inc. for “cause” (as that term is defined in the agreement); (v) by Othofix Inc. without “cause”; (vi) by Ms. Buxton voluntarily, or (vii) automatically upon death.

Ms. Buxton is generally entitled to the following in the event of termination as a result of death or disability, by Ms. Buxton for “good reason”, or by Orthofix Inc. without “cause”, during the term of the agreement:

•	Any unpaid base salary and accrued but unpaid vacation then owing through the date of termination, which amounts are payable within 30 days after the date of termination.

•

If, for the calendar year prior to termination, Ms. Buxton has satisfied a sufficient portion of the incentive plan goals to be eligible for an incentive plan bonus with respect to such prior calendar year, and such bonus has not yet been paid, she will be entitled to a bonus for such calendar year payable at the same time bonus payments to other participants in the incentive plan are made (generally, before March 15 of such year).

•

The pro rata amount of any bonus plan incentive compensation for the fiscal year of her termination of employment (based on the number of business days she was actually employed by Orthofix Inc. during the fiscal year in which the termination of employment occurs) that she would have received had her employment not been terminated during such year. This pro rata amount is payable at the time such incentive compensation is paid to other senior executives (generally, before March 15 of the next year).

•

An amount equivalent to 100% of her Base Amount (as defined in the agreement), payable on the 60th day following her termination of employment (provided that she has previously signed a release of claims against the Company and its subsidiaries and the applicable revocation period has expired). This multiple increases to 150% for payments triggered following a change of control. Under the agreement, “Base Amount” means an amount equal to the sum of:

(1)	Ms. Buxton’s annual base salary at the highest annual rate in effect at any time during the term of the agreement; and

(2)	the lower of (a) Ms. Buxton’s target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the average of her annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or, if greater, the average of her annual bonuses actually earned for the two years ending immediately prior to the occurrence of a change of control or potential change of control (as those terms are defined in the agreement).

•

Continuation of medical and dental coverage for Ms. Buxton and her dependents substantially similar to those being received immediately prior to termination for the lesser of 12 months after termination or until she secures coverage from new employment.

•	$12,500 for outplacement services (only in the case of a termination by executive for “good reason” or by Orthofix Inc. without “cause”).

The agreement contains confidentiality, non-competition and non-solicitation covenants effective so long as Ms. Buxton is an employee and for a period of twelve (12) months after employment is terminated. The agreement also contains confidentiality and assignment of inventions provisions that last indefinitely.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, entered into as of January 7, 2013, by and between Orthofix Inc. and Emily Buxton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm Senior Vice President, General Counsel and Corporate Secretary

Date: January 11, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, entered into as of January 7, 2013, by and between Orthofix Inc. and Emily Buxton.